                                                                       EXHIBIT 9

                                 SIDE AGREEMENT



                  This Side Agreement is entered into as of August 26, 2000 between Telephone and Data Systems, Inc. ("TDS") and Powertel, Inc. ("Powertel").

                  WHEREAS, in connection with an Agreement and Plan of Reorganization ("Powertel Merger Agreement") dated the date hereof between Powertel and VoiceStream Wireless Corporation ("Parent"), TDS and Powertel have entered into a Stockholder Agreement dated the date hereof ("Powertel Stockholder Agreement"), with the agreements reflected herein taking precedence over those in the Stockholder Agreement to the extent inconsistent;

                  WHEREAS, in connection with an Agreement and Plan of Merger ("DT Merger Agreement") dated as of July 23, 2000 between Deutsche Telekom AG ("DT") and Parent, DT and TDS have entered into a Stockholder Agreement dated as of July 23, 2000 ("DT Stockholder Agreement") and a Side Letter Agreement dated July 23, 2000 ("DT Side Letter"), with the agreements reflected in the DT Side Letter taking precedence over those in the DT Stockholder Agreement to the extent inconsistent;

                  WHEREAS, TDS and Powertel desire to enter into this Side Agreement relating to certain other agreements between TDS and Powertel;

                  WHEREAS, capitalized terms used herein have the meanings set forth in the Powertel Stockholder Agreement unless otherwise defined herein;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants herein, the parties agree as follows:

                  Notwithstanding anything to the contrary in the Powertel Stockholder Agreement or the Powertel Merger Agreement:


         1. If the DT Merger Agreement has not been terminated, TDS shall be permitted to Transfer Shares or Rights to the extent permitted by the DT Side Letter and the DT Stockholder Agreement without regard to any provisions of the Powertel Stockholder Agreement.

         2. If the DT Merger Agreement is terminated, the following provisions shall be applicable:

         a. If the Board of TDS determines that it may be an "investment company" under Section 3(a)(1)(C) of the Investment Act of 1940, as amended (the "1940 Act") and that it does not have available to it any exemption (other than the exemption for transient investment companies under Rule 3a-2) under the 1940 Act, then, unless it reasonably determines (based on the advice of counsel) and certifies to Powertel that it cannot in good faith apply for an exemption under Section 3(b)(2) of the 1940

                  Act, it will, as soon as practicable, apply for and use its commercially reasonable efforts to obtain an exemption from the SEC under Section 3(b)(2).

         b.       If TDS is not successful in obtaining an exemptive order under
                  Section 3(b)(2) within six months of filing an application therefor - or has determined that it cannot in good faith apply for exemption under Section 3(b)(2) - then notwithstanding the restrictions on Transfer contained in the Powertel Stockholder Agreement, TDS will be permitted to Transfer or otherwise monetize or dispose of (a "Disposition") from time to time an aggregate number of shares in Parent in addition to the number of shares it is otherwise permitted to Dispose of under the terms of the Powertel Stockholder Agreement ("Excess Shares") which is determined by the Board of TDS to be appropriate to come into and maintain compliance with the 1940 Act while providing a reasonable margin of safety, and to avoid characterization as an investment company, provided each of the following conditions is met:

                  (i) No Disposition of Excess Shares will take place before TDS provides written notice to Powertel specifying the respective dates on which TDS believes the exclusion period available to TDS under Rule 3a-2 commenced and is expected to terminate in accordance with the provisions of such Rule (and TDS will use its best efforts to provide such written notice to Powertel within 15 days after TDS makes an election to rely on the transient investment company exclusion provided in Rule 3a-2).

                  (ii) No Disposition of Excess Shares will take place before the date six months prior to the date on which the exemption available to TDS under Rule 3a-2 is expected to terminate (including any extensions thereof from and after the date granted).

                  (iii) No Disposition of Excess Shares will take place before the VoiceStream Stockholder Approval is obtained unless the acquiror of such shares takes them subject to TDS's voting obligations contained in the Powertel Stockholder Agreement (or the Disposition is otherwise structured so TDS retains sole voting rights with respect to the Powertel Merger Agreement and the transactions contemplated therein), provided that TDS may Dispose of Excess Shares without regard to the foregoing restriction if the Parent shareholder approval has not occurred as of the date four and one-half months prior to the date on which the exemption available to TDS under Rule 3a-2 is expected to terminate (including any extensions thereof from and after the date granted); provided, however, in the event TDS obtains an extension of the one-year exclusion period of at least one and one-half months, then the four and one-half month period referred to in this paragraph c shall be six months.

                  (iv) Prior to any Disposition of Excess Shares, TDS receives an opinion of outside counsel (which may rely upon certificates of officers of TDS as to factual matters), which may express a reasoned opinion, to the effect that but for the exemption available under Rule 3a-2 TDS would be an investment company (and no other exemption is available).

                  (v) Prior to any Disposition of Excess Shares, the determination of the Board of TDS required by this paragraph 2 shall be set forth in an appropriate resolution or resolutions of the Board.

                  (vi) TDS will dispose of such minimum number of shares as determined by the Board of TDS pursuant to this paragraph 2.

                  (vii) In order to avoid uncertainty, the parties reaffirm that the provisions of Sections 3(a), 3(b) and 3(c) of the Powertel Stockholder Agreement shall not be applicable in the event TDS is permitted to Dispose of Excess Shares pursuant to the foregoing provisions.

         c. In the event that prior to the Effective Date TDS is permitted to dispose of any shares under the foregoing provisions or under the Powertel Stockholder Agreement, Powertel shall use commercially reasonable efforts to provide such information as may reasonably be necessary to permit Parent to fulfill its obligations under the Registration Rights Agreement dated May 4, 2000 between TDS and Parent.

         d. Prior to the execution of this Side Agreement, TDS shall receive copies of the final versions of Stockholder Agreements entered into between Powertel and any stockholder of Parent in connection with the Powertel Merger Agreement.

         e. In the event that TDS Transfers its shares in Parent Common Stock to an Affiliate of TDS (as permitted by Section 3(a) of the Powertel Stockholder Agreement), such Affiliate will agree in writing to be bound by the terms of this Side Agreement as well as the terms of the Powertel Stockholder Agreement and, in such event, TDS and Powertel agree that the terms of this Side Agreement will apply to TDS and such Affiliate.

         IN WITNESS WHEREOF, the parties hereto have executed this Side Agreement as of this 26th day of August, 2000.

                               POWERTEL, INC.


                               By: /s/ Allen E. Smith
                                   ------------------------------------------
                                   Name: Allen E. Smith
                                         ------------------------------------
                                   Title: President & Chief Executive Officer
                                          -----------------------------------


                               TELEPHONE AND DATA SYSTEMS, INC.


                               By: /s/ Sandra L. Helton
                                   ------------------------------------------
                                   Name: Sandra L. Helton
                                         ------------------------------------
                                   Title: Executive Vice President & CFO
                                          -----------------------------------





                        Signature Page to Side Agreement
                  relating to Powertel-VoiceStream Transaction